Exhibit 10.20

NOTICE OF GRANT OF STOCK OPTIONS AND GRANT AGREEMENT

1994 NON-EMPLOYEE DIRECTORS’ STOCK OPTION PLAN

Optionee:

RF Monolithics, Inc. (the “Company”) has granted you an option to purchase shares of the common stock of the Company (“Common Stock”) under the 1994 Non-Employee Directors’ Stock Option Plan (the “Plan”). This option is not intended to qualify as and will not be treated as an “incentive stock option” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”).

The details of your option are as follows:

1. Total Number of Shares Subject to this Option. The total number of shares of Common Stock subject to this option is                                                  .

2. Vesting. The date that vesting begins on this option is                             . One-forty-eighth (1/48) of the shares will vest on                      and one-forty-eighth (1/48) of the shares will then vest each month until either (i) you cease to provide services for the Company for any reason or (ii) this option becomes fully vested. This option may be exercised only with respect to those shares which are vested.

3. Exercise Price and Method of Payment.

(a) Exercise Price. The exercise price of this option is                      ($) per share, which is not less than the fair market value of the Common Stock on the date this option was granted to you.

(b) Method of Payment. Payment of the exercise price per share is due in full upon exercise of all or any part of this option. You may make payment of the exercise price in cash, or by check, by certain previously owned shares of the Company’s common stock as specified in the Plan, or by a program developed under Regulation T as established by the Company, at the time of exercise.

4. Whole Shares. You may exercise this option only for whole shares and the Company shall be under no obligation to issue any fractional shares of Common Stock to you.

5. Securities Law Compliance. Notwithstanding anything to the contrary contained in this option, this option may not be exercised unless the shares issuable upon exercise of this option are then registered under the Securities Act of 1933, as amended (the “Act”) or, if the shares are not registered at that time, the Company has determined that the exercise and issuance would be exempt from the registration requirements of the Act.

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6. Term of Option. The term of this option begins on the date you were granted this option and, unless it ends sooner for the reason described below, terminates on January 2, 2011 (the “Expiration Date”) (which date shall be no more than ten (10) years from the date this option was granted). You may not, under any circumstances, exercise this option on or after the Expiration Date.

This option will also terminate prior to the end of its term if your service as an employee or consultant with the Company or an affiliate is terminated for any reason or for no reason. Your option will then terminate six (6) months after the date on which you are no longer providing services to the Company or an affiliate unless one of the following circumstances exists:

(a) Your termination of service is due to your permanent and total disability (within the meaning of Section 422(c)(6) of the Code). This option will then terminate on the earlier of the Expiration Date or six (6) months following the termination of your service.

(b) Your termination of service is due to your death. This option will then terminate on the earlier of the Expiration Date or six (6) months after your death.

Only the shares which are vested on the date of your termination of service may be exercised following the termination of your service.

7. Exercise of Option.

(a) You may exercise this option to the extent specified above by delivering the Notice of Exercise attached to this option as an exhibit together with the exercise price to the Secretary of the Company, or another person designated by the Company, during regular business hours, together with any additional documents required in the Notice of Exercise.

(b) By exercising this option you agree that in connection with the first underwritten registration of the offering of any securities of the Company under the Act, the Company (or a representative of the underwriters) may require that you not sell or otherwise transfer or dispose of any shares of Common Stock or other securities of the Company during a period not to exceed one hundred eighty (180) days following the effective date (the “Effective Date”) of the registration statement of the Company filed under the Act. For purposes of this restriction you will be considered to own securities which (i) you own directly or indirectly, including securities held for your benefit by nominees, custodians, brokers or pledgees; (ii) you may acquire within sixty (60) days of the Effective Date; (iii) are owned directly or indirectly, by or for your brothers or sisters (whether by whole or half blood), spouse, ancestors and lineal descendants; or (iv) are owned, directly or indirectly, by or for a corporation, partnership, estate or trust of which you are a shareholder, partner or beneficiary, but only to the extent of your proportionate interest in the corporation, partnership, estate or trust as a shareholder, partner or beneficiary. You further agree that the Company may impose stop-transfer instructions on the securities subject to these restrictions until the end of the period.

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8. Option Not Transferable. This option may not be transferred, except by will or by the laws of descent and distribution or pursuant to a qualified domestic relations order as defined in the Plan, and may be exercised during your life only by you.

9. Notices. Any notices provided for in this option or the Plan will be given in writing and will be considered to have been given upon receipt or, in the case of notices delivered by the Company to you, five (5) days after deposit in the United States mail, postage prepaid, addressed to you at the address specified below or at such other address as you later designate in writing to the Company.

10. Governing Plan Document. This option is subject to all the provisions of the Plan, which is attached as an exhibit to this option. All provisions of the Plan are hereby made a part of this option. This option is further subject to all interpretations, amendments, rules and regulations which may from time to time be set forth and adopted under the Plan. In the event of any conflict between the provisions of this option and those of the Plan, the provisions of the Plan shall control.

Dated the          day of                     .

Very truly yours,

RF MONOLITHICS, INC.

By:
Duly authorized on behalf of the Board of Directors

Printed Name:

Title:

ATTACHMENTS:

1994 Non-Employee Directors’ Stock Option Plan

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(a) I acknowledge that I have received the foregoing option and the attachments referenced in it and I understand that all rights and liabilities with respect to this option are set forth in the option and the Plan; and

(b) I acknowledge that as of the date of grant of this option, this option and its exhibits set forth the entire understanding between myself and the Company and its affiliates regarding the acquisition of stock in the Company and supersedes all prior oral and written agreements on that subject with the exception of (i) the options previously granted and delivered to me under the Plan, and (ii) the following agreements only:

NONE	________________
(Initial)

OTHER

OPTIONEE:

Signature:

Address:

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